CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Oppenheimer Global Multi-Asset Growth Fund:

We consent to the use of our report with respect to the financial statements of the Oppenheimer Global Multi-Asset Growth Fund, as of June 3, 2015, included in the Statement of Additional Information, which is part of the Registration Statement, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado

July 29, 2015